Exhibit 99.1 Mercury Parent, LLC Consolidated Financial Statements as of December 31, 2017 and 2016, and for the Year Ended December 31, 2017 and the Period from October 19, 2016 to December 31, 2016, and Independent Auditors’ Report

MERCURY PARENT, LLC TABLE OF CONTENTS Page REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 1 INDEPENDENT AUDITORS’ REPORT 2-3 CONSOLIDATED FINANCIAL STATEMENTS: Consolidated Balance Sheets as of December 31, 2017 and 2016 4 Consolidated Statements of Operations for the Year Ended December 31, 2017 and for the Period October 19, 2016 to December 31, 2016 5 Consolidated Statements of Changes in Members’ Equity for the Year Ended December 31, 2017 and for the Period October 19, 2016 to December 31, 2016 6 Consolidated Statements of Cash Flows for the Year Ended December 31, 2017 and for the Period October 19, 2016 to December 31, 2016 7 Notes to Consolidated Financial Statements 8–28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Members and Board of Directors of Mercury Parent, LLC Opinion on the Financial Statements We have audited the accompanying consolidated balance sheet of Mercury Parent, LLC and its subsidiaries (the “Company”) as of December 31, 2017, the related consolidated statements of operations, changes in members’ equity, and cash flows, for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Basis for Opinion These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion. /s/ Deloitte & Touche LLP Phoenix, Arizona March 9, 2018 We have served as the Company’s auditor since 2017.

2 Independent Auditors’ Report The Board of Directors Mercury Parent, LLC: We have audited the accompanying consolidated financial statements of Mercury Parent, LLC (the Company) and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of operations, members’ equity, and cash flows for the period from October 19, 2016 to December 31, 2016, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Parent, LLC and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows in accordance with U.S. generally accepted accounting principles.

3 Emphasis of Matter As discussed in note 2 to the consolidated financial statements, effective October 19, 2016, Frazier Healthcare Partners acquired 53.2% of the equity interest in CCHN Group Holdings, Inc. and subsidiaries (predecessor entity) in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition. /s/ KPMG LLP Phoenix, Arizona March 10, 2017

- 4 - MERCURY PARENT, LLC CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2017 AND 2016 (Amounts in thousands, except unit and per unit amounts) 2017 2016 ASSETS CURRENT ASSETS: Cash and cash equivalents 15,020$ 5,308$ Clinical assessment and other accounts receivable (net of allowances of $737 and $953, respectively) 17,813 15,776 Income taxes receivable 1,619 810 Escrow deposits - 3,632 Prepaid expenses and other current assets (including related party of $0 and $812, respectively) 3,111 3,063 Total current assets 37,563 28,589 PROPERTY AND EQUIPMENT—Net 16,869 11,183 GOODWILL 353,864 351,381 INTANGIBLE ASSETS—Net 226,762 252,079 OTHER LONG-TERM ASSETS 118 198 TOTAL ASSETS 635,176$ 643,430$ LIABILITIES AND MEMBERS’ EQUITY CURRENT LIABILITIES: Accounts payable 3,652$ 2,983$ Accrued liabilities (including related party of $529 and $396, respectively) 14,624 18,933 Other short-term liabilities 1,065 447 Current portion of long-term debt 8,377 3,428 Total current liabilities 27,718 25,791 DEFERRED TAX LIABILITY—Net 60,580 93,582 OTHER LONG-TERM LIABILITIES 1,039 473 LONG-TERM DEBT—Net of current portion 178,894 187,293 Total liabilities 268,231 307,139 COMMITMENTS AND CONTINGENCIES (NOTE 11) MEMBERS’ EQUITY: Common units (352,950,000 and 351,600,000 units authorized, issued, and outstanding, liquidity preference $1 per unit) 366,945 336,291 Series A units (39,066,667 units authorized, 7,816,520 and 0 units issued and outstanding, participate in dividends and distributions in excess of $1 per common unit) - - Series B units (18,170,543 units authorized, 3,635,591 and 0 units issued and outstanding, participate in dividends and distributions in excess of $1 per common unit) - - Series C units (14,777,249 units authorized, 2,956,655 and 0 units issued and outstanding, participate in dividends and distributions in excess of $1 per common unit) - - Series D units (15,885,542 units authorized, 3,178,404 and 0 units issued and outstanding, participate in dividends and distributions in excess of $1 per common unit) - - Total members’ equity 366,945 336,291 TOTAL LIABILITIES AND MEMBERS’ EQUITY 635,176$ 643,430$ See accompanying notes to consolidated financial statements.

- 5 - MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD OCTOBER 19, 2016 TO DECEMBER 31, 2016 (Amounts in thousands) Period from October 19, Year Ended 2016 to December 31, December 31, 2017 2016 NET REVENUES 227,872$ 41,635$ OPERATING EXPENSES: Service expense 176,582 36,489 General and administrative 2,742 530 Depreciation and amortization 33,512 6,356 Loss on disposition of assets 23 5 Management fees 3,143 2,334 Total operating expenses 216,002 45,714 INCOME (LOSS) FROM OPERATIONS 11,870 (4,079) INTEREST EXPENSE (14,818) (2,949) LOSS BEFORE TAXES (2,948) (7,028) INCOME TAX BENEFIT 29,613 2,828 NET INCOME (LOSS) 26,665$ (4,200)$ See accompanying notes to consolidated financial statements.

- 6 - MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD OCTOBER 19, 2016 TO DECEMBER 31, 2016 (Amounts in thousands) Total Common Series Series Series Series Members’ Successor Company Units A B C D Equity Recapitalization and Issuance of Members' Equity 340,084$ - $ - $ - $ - $ 340,084$ Net loss from October 19 to December 31 (4,200) - - - - (4,200) Equity-based compensation 407 - - - - 407 BALANCE AT DECEMBER 31, 2016 336,291 - - - - 336,291 Capital contributions 1,350 - - - - 1,350 Net income 26,665 - - - - 26,665 Equity-based compensation 2,639 - - - - 2,639 BALANCE AT DECEMBER 31, 2017 366,945$ - $ - $ - $ - $ 366,945$ See accompanying notes to consolidated financial statements.

- 7 - MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD OCTOBER 19, 2016 TO DECEMBER 31, 2016 (Amounts in thousands) Period from October 19, Year Ended 2016 to December 31, December 31, 2017 2016 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) 26,665$ (4,200)$ Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 33,512 6,356 Amortization of debt issuance costs 1,535 330 Change in deferred income taxes (34,512) (2,843) Equity-based compensation 2,639 407 Provision for sales allowances (407) 218 Loss on disposal of property and equipment 23 5 Changes in operating assets and liabilities, net of effects of pushdown accounting: Clinical assessment and other accounts receivable (419) 7,327 Prepaid expenses and other current assets 3,672 (2,251) Other long-term assets 81 3,559 Accounts payable and accrued liabilities (4,702) (4,573) Other liabilities 606 - Income taxes receivable (809) (810) Net cash provided by operating activities 27,884 3,525 CASH FLOWS FROM INVESTING ACTIVITIES: Business acquisition, net of cash acquired (3,455) - Purchases of property and equipment (11,042) (3,364) Net cash used in investing activities (14,497) (3,364) CASH FLOWS FROM FINANCING ACTIVITIES: Capital contributions 1,350 - Payment of financing fees - (2,633) Payment of contingent transaction expenses - (1,414) Draw on term loan - 193,024 Payments on term loan (4,950) (380,000) Proceeds from issuance of members’ equity - 180,924 Return of capital to Providence (75) (5,172) Net cash used in financing activities (3,675) (15,271) NET INCREASE (DECREASE) IN CASH 9,712 (15,110) CASH—Beginning of the period 5,308 20,418 CASH—End of the period 15,020$ 5,308$ SUPPLEMENTAL CASH FLOW INFORMATION: Cash paid for interest 13,147$ 3,737$ Cash paid for income taxes 5,520 147 NONCASH INVESTING AND FINANCING TRANSACTIONS: Additions to property and equipment financed through accounts payable and accrued expenses 828$ - $ See accompanying notes to consolidated financial statements.

- 8 - MERCURY PARENT, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2017 AND 2016, AND FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD OCTOBER 19, 2016 TO DECEMBER 31, 2016 1. ORGANIZATION AND NATURE OF OPERATIONS Nature of Operations—Mercury Parent, LLC (“Mercury Parent” and collectively with its subsidiaries and affiliates, the “Company”) is a Delaware limited liability company formed on October 19, 2016, as a holding company for CCHN Group Holdings, Inc. (“Group”), CCHN Holdings, LLC (“Holdings”), and Community Care Health Network, LLC and its subsidiaries (“CCHN”) (collectively “Matrix”). Matrix is a national provider of in-home care optimization and care management solutions, including comprehensive health assessments (CHAs), to members of managed care organizations. Through a national network of more than 5,800 clinical practitioners, Matrix primarily generates revenue from CHAs, which gather a health plan members’ information related to health status, social, environmental, and medication risks to help health plans improve the accuracy of such data and optimize care for the health plan member. Description of Transaction—Prior to October 19, 2016, CCHN was wholly owned by The Providence Service Corporation (“Providence”), a Delaware corporation. On October 19, 2016, affiliates of Frazier Healthcare Partners (“Buyer”) purchased a 53.2% equity interest in CCHN with Providence retaining a 46.8% equity interest. As a result of the transaction, Buyer gained control of CCHN. Concurrent with the transaction, Buyer and Providence exchanged their equity interests in CCHN for similar ownership in Mercury Parent, with CCHN becoming a wholly owned subsidiary of Mercury Parent. Basis of Presentation—As a result of the above transactions, Buyer applied the provisions of purchase accounting for business combinations. The year ended December 31, 2017, and the 2016 Successor Period consolidated financial statements represent those of the acquired entity. As such, the Company has elected to adopt pushdown accounting and reflect the use of the acquirer’s basis in the preparation of its consolidated financial statements beginning with the date of the change of control. This adoption of pushdown accounting causes the Company’s consolidated financial statements prior to October 19, 2016, to not be comparable with the consolidated financial statements for periods on or after October 19, 2016. References to “Successor” and “2016 Successor Period” refer to the Company on or after October 19, 2016, the period from October 19, 2016 to December 31, 2016, and the year ended December 31, 2017, respectively. See Note 2 for further description of the transaction and the application of pushdown accounting. For periods prior to October 19, 2016, CCHN was a wholly owned subsidiary of Providence. As such, its financial statements were not prepared on a stand-alone basis. The Company has adopted the guidance for carve-out financial statements and has made adjustments to its consolidated financial statements to 1) record the effects of certain financing activities that occurred at the Providence level and 2) to record a provision for income taxes using a separate return method. See Notes 8 and 9.

- 9 - 2. CHANGE OF CONTROL TRANSACTION As indicated in Note 1, on October 19, 2016 (the “Close Date”), Buyer obtained control of the Company, and the Company has applied pushdown accounting effective as of the Close Date. The following transactions occurred contemporaneously with closing: Inflows: • Buyer funded $187.1 million of cash for its equity interest, including $180.6 million for its acquisition of a 53.2% interest of CCHN and $6.5 million for its pro rata share of the additional capital contribution made at closing. • The Company received net debt proceeds of $193 million under a new lending arrangement. Outflows: • The Company repaid its existing debt plus interest of $381.2 million owed to Providence. • The Company paid $13.3 million, consisting of $0.6 million of Providence-related expenses, $1.5 million of expenses which were contingent on the close of the transaction and thus not reflected as an expense in the successor period, $2.7 million of prepaid expenses for management fees, $6.2 million of equity issuance costs, and $2.3 million of debt transaction costs. Fair Value of Consideration Transferred—The fair value of the consideration transferred was $180.9 million of proceeds (net of equity issuance costs) received for the units issued to Buyer, representing a 53.2% equity interest in the Company. The enterprise value of the Company as of the date of the transaction was $340.1 million, and the fair value of the equity interest retained by Providence (46.8%) was determined to be $159.2 million. Allocation of Consideration Transferred—The transaction has been accounted for by Buyer using the acquisition method of accounting as of the date of change of control. Acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be measured at their acquisition-date fair values. The excess of the enterprise value over the net fair value of assets acquired and liabilities assumed was recorded as goodwill. Goodwill is not amortized, but is tested for impairment at least annually. The Company elected to push down the effects of the acquisition method as of the Close Date.

- 10 - The Company allocated the enterprise value of $340.2 million to the estimated fair value of acquired assets (assumed liabilities) as follows (in millions): Cash and cash equivalents 6.0$ Accounts receivable 23.3 Prepaid expenses and other current assets 5.1 Property and equipment 8.7 Intangible assets 257.6 Goodwill 353.2 Other long-term assets 3.8 Accounts payable (0.3) Accrued liabilities (25.7) Other short-term liabilities (0.7) Deferred tax liability (97.9) Other long-term liabilities (2.2) Long-term debt—net (190.7) 340.2$ Included in the allocation are measurement period adjustments of $1.4 million to establish a reserve for state tax credits, $0.1 million to true-up income tax refunds due to seller, and $0.1 million final net working capital adjustment. Intangible assets in the table above consist of customer relationships of $180 million and developed technology of $46.2 million that will be amortized over their estimated useful lives of 10 and 5 years, respectively. Indefinite-lived intangible assets consist of trade names and trademarks of $31.4 million, which are not subject to amortization. The estimates of the fair value of the assets or rights acquired and liabilities assumed at the date of the change of control were subject to adjustment during the measurement period (up to one year from the date of the change of control). The primary areas of the accounting for the change of control that were not yet finalized relate to the fair value of certain tangible and intangible assets acquired, residual goodwill, and any related tax impact. The fair values of these net assets acquired were based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. During the measurement period, the Company reduced the fair value of deferred tax assets by $1.4 million of deferred tax assets for which it is not more likely than not that such assets will be realized. A final net working capital settlement of $0.1 million was paid during the measurement period. The effect of this measurement period adjustment to the estimated fair value was reflected as if the adjustment had been completed on the date of the change of control. Goodwill recorded in connection with the change of control was attributable to the value of assembled workforce and future synergies expected to be achieved. Currently, the Company has only one reporting unit referred to as the Core Reporting Unit.

- 11 - 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Principles of Consolidation—The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of Mercury Parent, its consolidated and wholly owned subsidiaries, and its affiliates. Affiliated entities operate in states that have statutory requirements regarding legal ownership of operating entities by a licensed medical practitioner. Accordingly, each affiliate entity has a contractual relationship with the Company whereby the Company provides management and other services for these affiliates. The Company has entered into license, service, and redemption agreements with the affiliates and the members of the affiliates. The Company may terminate the license, service, or employment agreement with or without cause upon written notice to the affiliated entity and/or member subject to certain time requirements, generally less than 90 days. Upon termination, the member shall surrender the stock and the status of the physician as a member shall be deemed to have terminated and shall have no further ownership in the Company. The surrender of the stock by the member will be exchanged for a nominal amount as specified in the redemption agreement. As such and in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810-10-05, “Consolidation of Entities Controlled by Contract,” the affiliated entities are being presented on a consolidated basis as the Company meets the requirements to consolidate, specifically the controlling financial interest provisions. All intercompany accounts and transactions, including those between the Company and its subsidiaries and the affiliated entities, are eliminated in consolidation. Revenue Recognition—The Company contracts with health plans to provide clinical assessments for its members that meet certain predetermined criteria as defined by the providers. An assessment is a comprehensive physical examination of an individual performed by one of the Company’s physicians or nurse practitioners. The clients for whom the Company performs these examinations use the assessment reports to impact care management of the members and properly report the cost of care of those members. Revenue is recognized using the proportional performance method in the period in which the services are rendered. All costs associated with the acquisition of new customers or contracts are expensed as incurred. The Company also contracts directly with health plans and offers care management services billed monthly. Revenue is recognized in the period in which the services are rendered. All costs associated with the acquisition of new customers or contracts are expensed as incurred. Concentration of Credit Risk—For the year ended December 31, 2017 and the 2016 Successor Period, two health plans made up approximately 58% and 42% of net revenues, respectively. Accounts receivable from these two health plans at December 31, 2017 and 2016, were approximately 21% and 29%, respectively, of total accounts receivable. Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could materially differ from those assumptions and estimates. The most significant

- 12 - assumptions and estimates underlying these consolidated financial statements and accompanying notes involve the recognition of revenues and receivables, allowances for contractual discounts and uncollectible accounts, long-lived assets, accounting for income taxes, insurance reserves, fair value estimates, and share-based payments. Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions, and at times, balances may exceed federally insured limits. At December 31, 2017 and 2016, the Company has $14.7 million and $5.3 million, respectively, of interest-bearing and non-interest-bearing cash balances with one financial institution that exceed federally insured limits. Accounts Receivable and Sales Allowances—The Company records accounts receivable amounts at the contractual amount, less an allowance for unbillable assessments. The Company maintains an allowance at an amount it estimates to be sufficient to cover the risk that an assessment will not be able to be billed and collected. The Company regularly evaluates its accounts receivable and reassesses its sales allowances based on updated information. Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation, and are depreciated using the straight-line method over the following estimated useful lives of the related assets: Useful Life Computer applications 3 years Co puter equipment 3 years Office equipment 5 years Furniture and fixtures 5 years Leasehold improvements Shorter of lease term or 5 years Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized. For items that are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations. In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company evaluates the carrying amount of its property and equipment whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value. Software Development Costs—The Company capitalizes certain development costs incurred in connection with its internal-use software in accordance with ASC 350-40, “Internal-Use Software.” The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Internal-use software is included as a component of property and equipment, and amortization begins when the computer software is ready for

- 13 - its intended use. Internal-use software is amortized on a straight-line basis over the estimated useful lives of the related software applications, which are generally three to five years. For the year ended December 31, 2017 and the 2016 Successor Period, $11 million and $1.9 million, respectively, were capitalized as internally developed software, which is a component of computer software included in property and equipment. Goodwill—Goodwill represents the excess of the purchase price over the fair value of tangible net assets of acquired businesses after amounts are allocated to other intangible assets. In accordance with ASC 350-20, “Intangibles—Goodwill and Other,” the Company evaluates goodwill for impairment on an annual basis as of the first day of the fourth quarter of each calendar year-end and on an interim basis should events and circumstances warrant. To test for impairment, the Company first performs a qualitative assessment of relevant circumstances and events to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the Company would perform the two-step goodwill impairment test. Step one is carried out by comparing the fair value of a reporting unit containing the goodwill with its carrying amount, including the goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired. However, if the carrying amount exceeds the fair value, the Company performs step two of the test, which compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The excess carrying amount of the goodwill is considered impaired and an impairment loss is recorded. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows of those assets and is recorded in the period in which the determination is made. Other Intangible Assets—Other intangible assets consist of customer relationships, trade names and trademarks, and developed technologies acquired in business combination transactions. Intangible assets (excluding indefinite-lived assets) are amortized over their estimated useful lives using the straight-line method. In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company evaluates the carrying amount of its intangible long-lived assets whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value. Operating Leases—The Company has certain operating leases for its vehicle fleet and its administrative facilities and office equipment in California, Arizona, and Florida. Leases that do not transfer substantially all benefits and risks of ownership to the Company or meet any of the other criteria for capitalization are classified as operating leases. These lease payments are recognized as an expense on a straight-line basis over the lease term. Debt Issuance Costs—Debt issuance costs are deferred and amortized to interest expense using the effective interest method over the term of the related debt. For the year ended December 31, 2017 and the 2016 Successor Period, the Company recognized

- 14 - interest expense of $1.5 million and $0.3 million, respectively, from the amortization of debt issuance costs. Unamortized debt issuance costs are $5.8 million and $7.3 million at December 31, 2017 and 2016, respectively, and are a reduction of current and long-term debt. Defined Contribution Plans—The Company maintains defined contribution plans (the “Plans”) for the benefit of eligible employees under the provision of Section 401(k) of the U.S. Internal Revenue Code (IRC). The Company provides matching contributions that vest over three years. Unvested matching contributions are forfeitable upon employee termination. Employee contributions are fully vested and nonforfeitable. The assets of the Plans are held separately from those of the Company and are independently managed and administered. The Company’s contributions to these plans were $1.1 million and $0.3 million for the year ended December 31, 2017 and the 2016 Successor Period, respectively. Income Taxes—The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates. While Mercury Parent is a pass-through entity, affiliates and subsidiaries in these consolidated financial statements are taxable entities, giving rise to the tax provisions contained in these consolidated financial statements. The Company reviews its filing positions for all open tax years in all U.S. federal and state jurisdictions where it is required to file for uncertain tax positions. The Company recognizes a liability for each uncertain tax position at the amount estimated to be required to settle the issue. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company recognized expense of $0.3 million during 2017 related to uncertain tax provisions. Equity-Based Compensation—The Company accounts for equity-based compensation in accordance with ASC 718, “Compensation-Stock Compensation.” In accordance with ASC 718, equity-based compensation cost is measured at the grant date based on the fair value of the award. As described in “Recent Accounting Pronouncements” below, the Company early adopted ASU 2016-09 during the year ended December 31, 2017, and elected to account for forfeitures as they occur. The Company uses an option-pricing model to determine the fair value of stock-based awards. The assumptions for expected terms were determined using the simplified method outlined in Staff Accounting Bulletin No. 110, as the Company does not have sufficient historical evidence for determining expected terms. The risk-free interest rate is based on the U.S. Treasury rates at the grant date with maturity dates approximately equal to the expected term at the grant date. The historical volatility of a representative group of peer companies’ stock is used as the basis for the volatility assumption. Related-Party Management Fees—In connection with the change of control transaction described in Note 2, the Company entered into a management services agreement with an affiliate of its majority member. Under the terms of the agreement, the Company prepaid a management fee of $2.8 million, which was recorded as a prepaid expense and was being

- 15 - amortized over a term of 3.5 months. For the 2016 Successor Period, the Company amortized $1.9 million of prepaid expense, and the remaining amount was recognized during the year ended December 31, 2017. As part of the agreement, the Company is also obligated to pay to its members an ongoing management fee that equals a combined 4% of consolidated EBITDA, as such term is defined in the agreement, to be distributed based upon each members’ relative share of ownership. The Company recognized management fee expense of $3.1 million and $2.3 million for the year ended December 31, 2017 and the 2016 Successor Period, respectively. Recent Accounting Pronouncements—In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued Accounting Standards Update No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which delayed the effective date of ASU 2014-09 by one year. In 2016 and 2017, the FASB issued accounting standards updates that amended several aspects of ASU 2014-09. ASU 2014-09, as amended, is effective for the Company beginning January 1, 2019, and allows for full retrospective or modified retrospective methods of adoption. The Company has elected to adopt ASU 2014-09 early as of January 1, 2018, under the modified retrospective method and is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements. However, the Company’s preliminary analysis indicates that there is no change to revenue recognition for any of its revenue streams. In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASU 2016-02, a lessee will be required to recognize assets and liabilities for leases with terms of more than 12 months. Lessor accounting remains substantially similar to current GAAP. In addition, disclosures of leasing activities are to be expanded to include qualitative along with specific quantitative information. ASU 2016-02 will be effective for the Company beginning December 1, 2019 (with early adoption permitted). ASU 2016-02 mandates a modified retrospective transition method. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements. In March 2016, the FASB issued Accounting Standards Update No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share- Based Payment Accounting” (“ASU 2016-09”), which simplifies several aspects of the accounting for share-based payment transactions. ASU 2016-09 requires excess tax benefits and deficiencies from share-based payment awards to be recorded in income tax expense in the statement of operations. Currently, excess tax benefits and deficiencies are recognized in paid-in capital in the balance sheet. This change is required to be applied prospectively. In addition, ASU 2016-09 changes the accounting for statutory tax withholding requirements classification in the statement of cash flows and provides an option to continue to estimate forfeitures or account for forfeitures as they occur. The Company early adopted ASU 2016-09 for the year ended December 31, 2017, and elected to account for forfeitures as they occur. The Company expects ASU 2016-09 to result in increased volatility to its income tax expense in its consolidated statements of operations in 2018 and future periods, the magnitude of which will depend on, among other things, the timing and volume of equity-based compensation awards and the timing and volume of forfeitures.

- 16 - In August 2016, the FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. ASU 2016-15 will be effective for the Company beginning January 1, 2019 (with early adoption permitted). The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements. In November 2016, the FASB issued Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” (“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown in the statement of cash flows. ASU 2016-18 will be effective for the Company beginning January 1, 2019 (with early adoption permitted), and will be applied using a retrospective transition method to each period presented. The Company do not expect the adoption of ASU 2016-18 to have a material impact on its consolidated financial statements. 4. ACQUISITIONS On November 30, 2017, the Company acquired 100% of the equity interests of LP Health Services, LLC and LP Health Network LLC (collectively “LP Health” or the “Membership Interests”). Immediately prior to the transaction, the assets and liabilities related to the Membership Interests were owned by Munich Atlanta Financial Corporation and were contributed into the Membership Interests for the purpose of carving out the specific assets and liabilities to be sold. LP Health is a leading provider of quality and wellness visits on behalf of primarily Medicaid/Duals managed care plans via a national network of providers. Pursuant to the Membership Interest purchase agreement governing the transaction, the Company acquired all the assets and liabilities of LP Health for an aggregate purchase price of $3.8 million of cash consideration after working capital adjustments and transaction expenses. The Company has accounted for this transaction as a purchase under ASC 805, “Business Combinations.” Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective preliminary fair values at the date of the acquisition due to the proximity of the acquisition to the end of the year. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed. The goodwill of $0.9 million resulting from this transaction is attributable to the synergies gained with the Company’s existing business. Goodwill also includes an identified assembled workforce with an associated value of $0.3 million which does not qualify for separate acquired asset recognition in a business combination. The goodwill recognized is expected to be deductible for tax purposes. The Company has determined that it will maintain one Core Reporting Unit.

- 17 - The following table summarizes the preliminary allocation of the total purchase consideration at the date of the acquisition based on current estimates of the fair value of assets acquired and liabilities assumed: Cash and cash equivalents 0.3$ Accou ts receivable 1.2 Pr pa d xp nses and other current assets 0.1 Int ngible assets 2.0 Goodwill 0.9 Accrued liabilities (0.5) Other short-term liabilities (0.2) 3.8$ Intangible assets in the table above consist of customer relationships of $1.4 million and developed technology of $0.6 million that will be amortized over their useful lives of eight years and one year, respectively. Indefinite-lived intangible assets consist of trade names and trademarks of $20 thousand, which are not subject to amortization. 5. PROPERTY AND EQUIPMENT Property and equipment as of December 31, 2017 and 2016, consists of the following (in millions): December 31, December 31, 2017 2016 C mputer equipment 3.5$ 2.9$ Computer software 16.0 5.2 Furniture and fixtures 0.8 0.9 Leasehold i provements 0.6 0.6 W rk n p c s 2.5 2.4 23.4 12.0 Accumulated depreciation (6.5) (0.8) Property and equipment—net 16.9$ 11.2$ Depreciation expense on property and equipment was $6.2 million and $0.8 million for the year ended December 31, 2017 and the 2016 Successor Period, respectively.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $353.9 million consists of $352.9 million attributable to the change of control transaction that occurred on October 19, 2016, and $0.9 million attributable to the acquisition of LP Health that occurred on November 30, 2017 (amounts do not total due to rounding of individual components). See Notes 2 and 4. There were no goodwill impairment charges recognized for the year ended December 31, 2017 and the 2016 Successor Period.

Goodwill consists of the following (in millions):

Goodwill:	
Change of control	$ 351.4
Balance at December 31, 2016	$ 351.4
Measurement period adjustments	1.6
LP Acquisition	0.9
Balance at December 31, 2017	$ 353.9

Other intangible assets—net consist of the following (in millions):

	As of December 31, 2017		
	Gross Carrying Amount	**Accumulated Amortization**	**Net Carrying Value**
Amortized intangible assets:			
Customer relationships	$181.4	$(21.6)	$159.8
Developed technologies	46.8	(11.2)	35.6
Indefinite-lived assets— trade names and trademarks	31.4	-	31.4
	$259.6	$(32.8)	$226.8

	As of December 31, 2016		
	Gross Carrying Amount	**Accumulated Amortization**	**Net Carrying Value**
Amortized intangible assets:			
Customer relationships	$180.0	$ (3.6)	$176.4
Developed technologies	46.2	(1.9)	44.3
Indefinite-lived assets— trade names and trademarks	31.4	-	31.4
	$257.6	$ (5.5)	$252.1

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- 19 - At December 31, 2017, the remaining net book value of customer relationships and developed technologies is expected to be amortized over a weighted-average period of 10 years and 5 years, respectively. Trade names and trademarks are indefinite-lived intangible assets and are not subject to amortization. Other intangible assets are amortized using the straight-line method over the following useful lives: Useful Life Customer relationships 8–10 years Internal us tech ology 1–5 years The Company recognized amortization expense related to other intangible assets of $27.3 million and $5.5 million for the year ended December 31, 2017 and the 2016 Successor Period, respectively. Estimated future amortization expense of the other intangible assets with finite lives is as follows for each of the fiscal years ending December 31 (in millions): 2018 28.0$ 2019 27.4 2020 27.4 2021 25.5 2022 18.2 Thereafter 68.9 Total 195.4$ 7. ACCRUED LIABILITIES Accrued liabilities consist of the following (in millions): December 31, December 31, 2017 2016 Salaries, payroll taxes, and benefits 4.6$ 4.9$ Accrued interest 0.1 - Accrued bonuses 2.1 8.4 Other accruals 7.8 5.6 Total accrued liabilities 14.6$ 18.9$

- 20 - 8. LONG-TERM DEBT Long-term debt consists of the following (in millions): December 31, December 31, 2017 2016 Term loan 193.1$ 198.0$ Unamortized debt issuance costs (5.8) (7.3) Total term loan 187.3 190.7 Less current portion of long-term debt 8.4 3.4 Long-term debt—net of current portion 178.9$ 187.3$ In 2016, the Company entered into a credit facility agreement with a national bank that provides for an initial term loan facility in the amount of $198 million and a revolving credit line amount of $10 million. The term loan bears interest at a rate of London InterBank Offered Rate (LIBOR) plus 5.5% (6.9% at December 31, 2016). Principal and interest payments are due and payable quarterly through the maturity date of October 19, 2021. The Company incurred debt issuance costs of $7.8 million (consisting of $2.3 million paid at the date of funding, an original issue discount of $5 million, and an additional $0.5 million of costs paid subsequent to the date of funding), which have been recorded as a direct reduction to the carrying value of the loan and will be amortized over the life of the loan. Amortization of debt issuance costs for the 2017 and 2016 Successor Periods was $1.5 million and $0.3 million, respectively. As of December 31, 2017 and 2016, unamortized debt issuance costs were $5.8 million and $7.3 million, respectively. The revolving credit line has a variable interest rate that adjusts to the Company’s secured net leverage ratio. The interest rate of the revolving credit line is LIBOR plus a margin between 4.5% and 4.75%. The unused portion of the revolving credit line is subject to a commitment fee rate up to 0.5%. Commitment fees incurred on the revolving credit line were $37 thousand and $7 thousand, respectively, for the 2017 and 2016 Successor Periods. Annual maturities of long-term debt are as follows for the years ending December 31 (in millions): 2018 9.9$ 2019 9.9 2020 9.9 2021 163.4 Thereafter - Total 193.1$

- 21 - 9. INCOME TAXES The components of the Company’s income tax provision are as follows (in millions): Period from October 19, Year Ended 2016 to December 31, December 31, 2017 2016 Current: Federal 4.2$ - $ State—net of state tax credits 0.7 - Total current 4.9 - Deferred: Federal (29.0) (2.5) Stat (5.5) (0.3) Total deferred (34.5) (2.8) Total income tax (benefit) expense (29.6)$ (2.8)$ A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 34% to the net loss before provision for income taxes for the year ended December 31, 2017 and the 2016 Successor Period is as follows (in millions): Period from October 19, Year Ended 2016 to December 31, December 31, 2017 2016 Federal income tax at statutory rate (0.9)$ (2.4)$ State income tax benefit—net of federal income tax effect - (0.3) Change in blended rate (29.2) - Research and developme t tax credits (1.1) - Transaction costs 0.1 - Change in uncertain tax positions 0.3 - Tax credits—U.S. - - Change in valuation allowance 0.6 0.1 Nonincludable income from pass-through 0.8 - Other—net (0.2) (0.2) Total income tax (benefit) expense (29.6)$ (2.8)$

- 22 - The primary difference between the federal statutory income tax rate and the Company’s effective tax rate for 2017 is due to a change in federal income tax rate. The primary difference between the federal statutory income tax rate and the Company’s effective tax rate for 2016 is due to meals and entertainment, business gifts, state income taxes, and change in valuation allowance. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows (in millions): December 31, December 31, 2017 2016 Deferred tax assets: Accrued incentive compensation 0.7$ 2.5$ Accrued PTO 0.4 0.7 Allowance for doubtful accounts 0.3 0.4 Deferred rent 0.3 0.2 Cash bonus plan payable - 0.6 Loss carryforwards 1.0 2.9 Credit carryforwards 2.5 1.7 Other accrued expenses 0.6 0.5 Total deferred tax assets 5.8 9.5 Deferred tax liabilities: Fixed assets (0.5) (2.4) Intangible assets (59.7) (98.8) Internally developed software (3.1) (0.8) Total deferred tax liabilities (63.3) (102.0)$ Valuation allowance (3.1) (1.1) Net deferred tax liabilities (60.6)$ (93.6)$ The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 35% to 21%, and many other significant changes to the U.S. tax code. At December 31, 2017, the Company has completed and applied its accounting for the tax effects enactment of the Act. The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. The amount recorded related to the remeasurement of the Company’s deferred tax balance was a benefit of $29.2 million. The benefit is included as a component of income tax expense.

- 23 - At December 31, 2017, the Company has Arizona and California state research and development tax credits of $4.2 million available to offset future income taxes, if any, for those jurisdictions. The Arizona research and development tax credits will begin to expire in 2026. California research and development credits may be carried forward indefinitely. The valuation allowance of $3.1 million at December 31, 2017, relates to separate legal entities that operate at breakeven for tax purposes and Arizona research and development credits. The Company believes that it is not more likely than not that these entities will be able to realize the tax benefit related to their net operating losses and credits. A portion of the deferred tax assets for Arizona research and development state credits and federal and state net operating losses have been offset by a valuation allowance to reflect this expectation. The Company has gross federal and state net operating loss carryforwards of $2.9 million and $30.2 million, respectively, at December 31, 2017. Federal net operating loss carryforwards will begin to expire in 2026, and state loss carryforwards will begin to expire in 2022. Under IRC Section 382 (“Section 382”), the annual utilization of the Company’s state net operating loss and research and development carryforwards may be limited. The Company has determined that the annual limitation did not affect net operating loss or research and development utilization in 2017. The Company continues to evaluate the impact of Section 382 on its existing attributes, which may result in the limitation of those attributes in future periods. In February 2017, CCHN received notice of an Internal Revenue Service (IRS) examination of the federal tax return for the period ending October 23, 2014. CCHN was notified on November 30, 2017, that the IRS completed its examination and made no changes to the reported tax. Management is not aware of any other impending audits. With exceptions due to the generation and utilization of net operating losses or credits, as of December 31, 2017, CCHN Group Holdings, Inc. & Subsidiaries and the affiliated entities are no longer subject to federal or state examinations by tax authorities for tax years before 2014 and 2013, respectively. The Company expects no material amount of the unrecognized tax benefits to be recognized during the next 12 months. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company has no interest or penalties accrued. A reconciliation of the liability for unrecognized income tax benefits is as follows: December 31, December 31, 2017 2016 Unrecognized tax benefits—beginning of year 0.8$ 0.3$ Increase related to prior-year tax positions - 0.4 Increase related to current-year tax positions 0.3 0.1 Unrecognized tax benefits—end of year 1.1$ 0.8$

10. MEMBERS' EQUITY

Capital Structure—During the 2016 Predecessor Period, Matrix was organized with CCHN as its parent, with 500,000 shares of common stock authorized and 112,264 shares outstanding. As part of the change of control transaction described in Note 2, CCHN became a wholly owned subsidiary of Mercury Parent, a limited liability company. At December 31, 2017, Mercury Parent had an authorized capital structure consisting of the following units:

- Common units—353 million units authorized and outstanding, voting rights, liquidation preference of $1 per unit
- Series A units—39.1 million units authorized, no voting rights, participation in distributions in excess of $1 per common unit
- Series B units—18.2 million units authorized, no voting rights, participation in distributions in excess of $2 per common unit
- Series C units—14.8 million units authorized, no voting rights, participation in distributions in excess of $3 per common unit
- Series D units—15.9 million units authorized, no voting rights, participation in distributions in excess of $4 per common unit

For the year ended December 31, 2017, the Company issued an aggregate of 1.4 million common units to its members in exchange for proceeds of $1.4 million.

Equity-Based Compensation—2017 and 2016 Successor Periods—On October 19, 2016, the Company's board of directors adopted a Value Unit Plan (the "Plan") for certain executives within the Company. The Plan provides for awarding of up to 39.1 million Series A units, 18.2 million Series B units, 14.8 million Series C units, and 15.9 million Series D units, with each series of units being nonvoting and vesting at a rate of 25% after the first-year anniversary of the date of grant and 1/36 of the remaining to be vested in each successive month following the first-year anniversary. Each of the units shall participate in distributions provided that minimum value thresholds are met as defined in the Plan. At December 31, 2017, there were 11.4 million of Series A units, 5.3 million of Series B units, 4.3 million of Series C units, and 4.7 million of Series D units available for issuance under the Plan.

The fair value of each Plan unit was established at the date of award based on an option-pricing model using the following assumptions:

	Year Ended December 31, 2017	Period from October 19, 2016 to December 31, 2016
Risk-free interest rate	1.73 %	1.47 %
Expected term	3.0 years	3.0 years
Volatility	57.0 %	57.5 %

- 24 -

The risk-free interest rate was based on the U.S. Federal Reserve rate in effect as of the date of grant, which corresponds to the expected term of the award. The expected term was based on management's estimated time to liquidation. The volatility was based on historical data for a group of peer companies for the expected term of the award.

The following is the activity for the awards for the period from October 19, 2016, to December 31, 2016, and for the year ended December 31, 2017:

	Series A Units	Fair Value per Unit	Series B Units	Fair Value per Unit	Series C Units	Fair Value per Unit	Series D Units	Fair Value per Unit
Awards outstanding at October 19, 2016	-	$ -	-	$ -	-	$ -	-	$ -
Awards granted	28,845,525	0.27	13,416,522	0.13	10,911,028	0.07	11,729,354	0.04
Awards outstanding at December 31, 2016	28,845,525	0.27	13,416,522	0.13	10,911,028	0.07	11,729,354	0.04
Awards granted	1,074,333	0.27	499,690	0.13	406,374	0.07	436,852	0.04
Awards forfeited	(2,295,167)	0.27	(1,067,519)	0.13	(868,163)	0.07	(933,276)	0.04
Awards outstanding at December 31, 2017	27,624,691	$ 0.27	12,848,693	0.13	10,449,239	$ 0.07	11,232,930	0.04
Awards vested and expected to vest at December 31, 2017	26,962,045	$ 0.27	12,540,486	$ 0.13	10,200,919	$ 0.07	10,963,481	$ 0.04
Awards vested at December 31, 2017	7,725,417	$ 0.27	3,593,217	$ 0.13	2,992,195	$ 0.07	3,141,359	$ 0.04

The Company issues the respective equity units upon reaching the vesting date. The grant-date fair value of all unit awards granted under the Plan during the year ended December 31, 2017 and the 2016 Successor Period, was $0.2 million and $9.5 million, respectively. During the year ended December 31, 2017, and the 2016 Successor Period, the Company recognized $2.5 million and $0.4 million, respectively, of compensation expense for these awards. All compensation expense is included in service expense in the consolidated statements of operations. Unrecognized compensation expense related to the Plan as of December 31, 2017, was $7.2 million, which is expected to be recognized over a weighted-average period of 1.5 years. All awards are classified as equity.

11. COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases office space in Arizona, California, and Massachusetts under operating leases that expire through 2022. These leases contain rent escalation clauses that have been factored into determining rent expense on a straight-line basis over the respective lease term. Rent expense under these leases totaled $2.5 million and $0.5 million for the year ended December 31, 2017 and the 2016 Successor Period, respectively. The Company has subleased its office space in California, for which it received income of $0.1 million and $0 million for the year ended December 31, 2017 and the 2016 Successor Period, respectively. Under this sublease, the Company expects to receive $0.2 million in 2018 and $0.1 million in 2019.

In September 2012, the Company entered into a master lease agreement with a vehicle fleet service company. This agreement has a base term of one year and will continue indefinitely thereafter until canceled or terminated by either party. The minimum lease term for each vehicle is 367 days, beginning on the Company's acceptance of the vehicle.

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- 26 - Thereafter, the lease term may be renewed monthly for the lesser of the maximum lease term (up to 96 months) or the amortization term set in the respective vehicle order. Lease expense for the fleet lease for the year ended December 31, 2017 and the 2016 Successor Period totaled $3.7 million and $0.9 million, respectively. At December 31, 2017, the approximate future minimum rental payments under the noncancelable operating leases are as follows (in millions, net of expected subleases): 2018 3.2$ 20 9 3.1 2020 3.1 2021 3.0 2022 2.3 Thereafter - Total 14.7$ Severance Agreements—The Company has entered into employment and termination agreements with key personnel that obligate the Company for salary continuation upon termination without cause. For the year ended December 31, 2017 and the 2016 Successor Period, the Company incurred $0.5 million and $0.1 million, respectively, of severance costs. At December 31, 2017, the Company had no accrued severance costs. Bonus Incentive Plan—Year Ended December 31, 2017, and 2016 Successor Period—In connection with the change of control transaction described in Note 2, the Company implemented a new bonus plan which superseded the predecessor plan. Under the new plan, an aggregate of $8.8 million is payable to certain employees, with 50% payable on the 60-day anniversary of the change of control transaction and the other 50% payable on the six-month anniversary of the transaction. Such amounts are subject to continued employment. A portion of the amounts payable reflects a $2.2 million obligation that existed under the former bonus incentive plan as of the date of the change of control transaction. Upon the adoption of the new plan, the rights to the former bonus plan were surrendered. As such, the Company has reversed the existing $2.2 million accrual in the 2016 Successor Period and is recognizing $8.8 million as service expense over the period to which services are to be rendered. The Company recognized $2.7 million and $6.1 million of bonus expense related to this plan for the year ended December 31, 2017, and the 2016 Successor Period, respectively. For the year ended December 31, 2017, and the 2016 Successor Period, $4.4 million and $4.4 million, respectively, was paid under the plan. As of December 31, 2017 and 2016, the Company had $0 and $1.8 million accrued related to this plan. Management Incentive Plan—The Company has a bonus incentive plan available for certain managers and executives of the Company. The bonus incentive plan is based on the financial results of the Company, which include certain benchmark thresholds that are determined annually to establish a baseline pool of the amounts to be distributed to the eligible participants. If the Company does not meet the requirements as defined annually by the board of directors, the baseline pool is established for distribution based on a sliding scale. Further, the distribution of the bonus amounts is based at least in part on the individual performance of the eligible participants. For the year ended December 31, 2017 and the 2016 Successor Period, the Company incurred $1.5 million and $0.8 million, respectively, of management incentive costs. At December 31, 2017 and 2016, the

- 27 - Company had $1.8 million and $4.4 million, respectively, in accrued management incentive costs. Cash Bonus Plan—In connection with Providence’s acquisition of CCHN on October 23, 2014, a seller-funded $5 million bonus pool was established for the benefit of certain Company employees. Plan amounts are held in escrow with escrow releases each time amounts are paid under the plan. Original awards under the plan are to be paid 25%, 25%, and 50% on the first, second, and third anniversaries of the acquisition. Amounts under the plan are reallocated upon forfeiture with reallocation awards scheduled to be paid on or before December 31, 2017. For the year ended December 31, 2017 and the 2016 Successor Period, the Company incurred $1.6 million and $0.5 million, respectively, of bonus expense. At December 31, 2017, all such amounts have been paid. Laws and Regulations—The health care industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not necessarily limited to, Medicare and Medicaid fraud and abuse, false claims, and disguised payments in exchange for the referral of patients. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care service providers. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Compliance with such laws and regulations can be subject to future government review and interpretations. The Health Insurance Portability and Accountability Act (HIPAA) was enacted on August 21, 1996, to ensure health insurance portability, reduce health care fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Effective August 2009, the Health Information Technology for Economic and Clinical Health Act was introduced imposing notification requirements in the event of certain security breaches relating to protected health information. Organizations are required to be in compliance with HIPAA provisions and are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. Legal—The Company is a party to various legal actions arising in the ordinary course of business. The Company believes that potential liability, if any, under these claims will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows. As of December 31, 2017, the Company is defending several malpractice claims which arose from a discontinued legacy business. The Company believes it is reasonably possible that a loss has occurred; however, the Company is not able to reliably estimate the amount of loss. The Company does not believe the aggregate amount of liability that could be reasonably possible with respect to these matters would have a material adverse effect on its financial results. Insurance—In the Predecessor Period, the Company maintained a large deductible workers’ compensation plan (in all states except Ohio and Washington where workers’ compensation is covered under a premium-only policy by a state-funded workers’ compensation system). In the Successor Period, the Company established and maintained a fully funded, no deductible workers’ compensation plan (in all states except Ohio and Washington as stated previously). The Company also maintains a self-insured medical plan for both the Predecessor and Successor periods. Other healthcare benefits such as vision and dental remained fully insured.

- 28 - Determining reserves for losses in these self-insured programs involves significant judgments based upon the Company’s experience and expectations of future events, including projected settlements for pending claims, known incidents which may result in claims, estimate of incurred but not yet reported claims, estimated litigation costs and other factors. Since these reserves are based on estimates, actual expenses may differ from the amount reserved. The Company had $11 thousand and $0.2 million of estimated workers’ compensation plan losses and $0.8 million and $0.4 million of estimated medical plan losses included in accrued liabilities at December 31, 2017 and 2016, respectively 12. SUBSEQUENT EVENTS On January 4, 2018, the Company entered into a definitive agreement to acquire a majority interest in DPN USA, LLC and Affiliates (“HealthFair”) at a valuation of $160.0 million. HealthFair is the leading provider of mobile health risk assessments and diagnostic testing services and operates the nation’s largest fleet of mobile health clinics which perform health screenings, diagnostics and lab testing for health plan members, communities, and employers nationwide. The transaction closed on February 16, 2018 at which time HealthFair rolled-over $36.4 million for the purchase of 24.2 million common units of the Company. The Company financed a portion of the acquisition price through the transaction described below. On February 16, 2018, the Company entered into a financing transaction consisting of a $330.0 million first lien term loan and a $20.0 million revolving line of credit, of which none was drawn. The term loan bears interest at a rate of LIBOR plus 4.75% and is due and payable on February 15, 2025. The Company incurred debt issuance costs of $6.1 million associated with this financing. The Company has evaluated all subsequent events that occurred after the consolidated balance sheet date through March 9, 2018, which represents the date the consolidated financial statements were available to be issued. The Company is not aware of any significant events that have not been disclosed herein that will have an impact of these consolidated financial statements.